Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 19, 2024
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CAOak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results for the first quarter of 2024. For the three months ended March 31, 2024, consolidated net income was $5,727,000, or $0.69 per diluted share (EPS). This compared to consolidated net income of $5,865,000, or $0.71 EPS, for the prior quarter and $9,225,000, or $1.12 EPS, for the same period a year ago.

The net income decrease compared to prior periods was primarily the result of an increase in deposit interest expense. Average cost of funds increased to 68 bps as of March 31, 2024, compared to 55 bps for the prior quarter and 10 bps for the first quarter of 2023. This was partially offset by loan growth of $22.9 million over the prior quarter.

Net interest income for the three months ended March 31, 2024 was $17,241,000, compared to $17,914,000 in the prior quarter, and $19,543,000 in the same period a year ago. The decrease from the prior periods is attributable to the increased cost of funds, offset by loan growth, as described above. The decrease in net interest income was also influenced by lower deposits as our liquidity position allowed us to strategically tolerate some rate-sensitive deposit migration, which substantially mitigated our cost of funds increases relative to peer.

Net interest margin for the three months ended March 31, 2024 was 4.09%, compared to 4.15% for the prior quarter and 4.39% for the same period last year. The interest margin contraction compared to prior periods was due to previously noted deposit rate pressure on cost of funds.

“We are pleased with our overall financial position. While our deposit costs have increased, our average cost of funds remains manageable, as our service-focused banking model continues to strengthen our core-deposit base,” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income was $1,519,000 for the quarter ended March 31, 2024, compared to $1,755,000 for the prior quarter and $1,655,000 for the same period last year. The decreases compared to prior periods was primarily due to changes in the market value of an equity security, and a reduction in overdraft and non-sufficient fund fees charged to customers resulting from regulatory changes in the industry.

Non-interest expense totaled $11,529,000 for the quarter ended March 31, 2024, compared to $10,760,000 in the previous quarter and $9,757,000 in the same quarter a year ago. The increase in non-interest expense compared to prior periods corresponds primarily to staffing expense and general operating costs related to servicing the growing business portfolios.

Total assets were $1.81 billion at March 31, 2024, a decrease of $36.7 million and $134.9 million from December 31, 2023 and March 31, 2023, respectively. Gross loans were $1.04 billion at March 31, 2024, an increase of $22.9 million and $112.7 million over December 31, 2023 and March 31, 2023, respectively. The Company’s total deposits were $1.61 billion at March 31, 2024, a decrease of $38.1 million and $156.8 million from December 31, 2023 and March 31, 2023, respectively. The deposit decrease during the first quarter was mainly related to normal seasonal activity. The deposit decrease compared to the same period a year ago was due to the aforementioned migration of rate-sensitive deposits, including those transferred to our Oak Valley Investments channel. Our liquidity position remains strong, as evidenced by $169.7 million in cash and cash equivalents balances at March 31, 2024.

“We have started 2024 with a solid performance. Our team’s steadfast focus on targeted prospecting, regardless of economic conditions, has led to a strong first quarter in loan production and a robust loan pipeline,” stated Chris Courtney, CEO.

Non-performing assets (“NPA”) remained at zero as of March 31, 2024, as they were as of December 31, 2023, and March 31, 2023. The allowance for credit losses (“ACL”) as a percentage of gross loans was 1.05% at March 31, 2024, compared to 1.07% at December 31, 2023 and 1.01% at March 31, 2023. Given industry concerns of credit risk specific to commercial real estate, management has performed a thorough analysis of this segment as part of the CECL credit risk model’s ACL computation, concluding that the credit loss reserves relative to gross loans remains at acceptable levels, and credit quality remains stable. As a result, the Company did not record a provision for credit losses during the first quarter.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2024	2023	2023	2023	2023

Net interest income	$17,241	$17,914	$18,938	$19,407	$19,543
Provision for (reversal of) credit losses	-	1,130	300	-	(460)
Non-interest income	1,519	1,755	1,566	1,655	1,655
Non-interest expense	11,529	10,760	10,578	10,062	9,757
Net income before income taxes	7,231	7,779	9,626	11,000	11,901
Provision for income taxes	1,504	1,914	2,272	2,596	2,676
Net income	$5,727	$5,865	$7,354	$8,404	$9,225

Earnings per common share - basic	$0.70	$0.72	$0.90	$1.03	$1.13
Earnings per common share - diluted	$0.69	$0.71	$0.89	$1.02	$1.12
Dividends paid per common share	$0.225	$-	$0.160	$-	$0.160
Return on average common equity	13.86%	16.44%	19.85%	23.48%	28.36%
Return on average assets	1.26%	1.27%	1.57%	1.79%	1.93%
Net interest margin (1)	4.09%	4.15%	4.34%	4.45%	4.39%
Efficiency ratio (2)	59.61%	53.08%	49.89%	46.31%	46.31%

Capital - Period End
Book value per common share	$19.97	$20.03	$16.29	$17.76	$17.08

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Credit loss reserve/ gross loans	1.05%	1.07%	1.00%	0.99%	1.01%

Period End Balance Sheet
($ in thousands)
Total assets	$1,805,739	$1,842,422	$1,835,402	$1,861,713	$1,940,674
Gross loans	1,039,509	1,016,579	971,243	950,488	926,820
Nonperforming assets	-	-	-	-	-
Allowance for credit losses	10,922	10,896	9,738	9,411	9,383
Deposits	1,612,400	1,650,534	1,666,548	1,682,378	1,769,176
Common equity	166,916	166,092	135,095	147,122	141,470

Non-Financial Data
Full-time equivalent staff	219	222	225	213	206
Number of banking offices	18	18	18	18	18

Common Shares outstanding
Period end	8,359,556	8,293,168	8,293,468	8,281,661	8,281,661
Period average - basic	8,209,617	8,200,177	8,197,083	8,195,270	8,182,737
Period average - diluted	8,244,648	8,236,897	8,232,338	8,227,218	8,226,991

Market Ratios
Stock Price	$24.78	$29.95	$25.08	$25.19	$23.66
Price/Earnings	8.86	10.55	7.05	6.12	5.17
Price/Book	1.24	1.50	1.54	1.42	1.39

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.